Exhibit 4.3

SOHU.COM LIMITED

Incorporated under the laws of the Cayman Islands

Certificate No.	Shares
xxx	xxx

Share capital is US$76,400.00 made up of 76,400,000 Shares divided into

(a) 75,400,000 Ordinary Shares of a par value of US$0.001 each; and

(b) 1,000,000 Preferred Shares of a par value of US$0.001 each

THIS IS TO CERTIFY THAT                                                               is the registered holder of                                  Ordinary Shares in the above-named Company subject to the Memorandum and Articles of Association thereof.

EXECUTED on behalf of the said Company on the                  day of                    2018 by:

DIRECTOR     ___________________________________